July 1, 2002
Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:
We were previously principal accountants for the Centrua Funds, Inc.
(which as of April 20, 2001 were comprised of the Large Cap Equity Fund,
Mid Cap Equity Fund, Small Cap Equity Fund, Government Income Fund, Quality Income Fund and North Carolina Tax Free Bond Fund) (collectively, the Funds) and, under the date of June 22, 2001, we reported on the Funds' statements of assets and liabilities as of April 30, 2001 and their statements of operations for each of the periods in the year then ended, statements of changes in net assets for each of the periods in the two years then ended and financial highlights for each of the periods in the three years then ended. On August 15, 2001, we resigned. We have read the management of the Funds' statement included in the April 30, 2002 annual report of the Funds and as filed on their Form N-SAR dated July 1, 2002, and we agree with such statements.
Very truly yours,
/s/ KPMG LLP